4-4
                         SELLING AGREEMENT
                              BETWEEN
                         THE BERWYN FUNDS
                                AND
                     BERWYN FINANCIAL SERVICES



      THIS AGREEMENT entered into the 4th day of February, 1999 by and between The Berwyn Funds, a Delaware Business Trust with its principal office located at 1189 Lancaster Avenue, Berwyn, Pennsylvania 19312 (the "Fund") and Berwyn Financial Services, Inc., a Pennsylvania corporation with its principal office located at 1189 Lancaster Avenue, Berwyn Pennsylvania 19312 (the "Distributor").


                       W I T N E S S E T H :

      In consideration of the mutual convenants and agreements of the parties hereto, the parties intending to be bound, mutually covenant and agree with each other as follows:

      1. The Fund hereby appoints the Distributor as agent of the Fund to effect the sale and public distribution of portfolio series of the Fund.

      2. The Distributor shall not be the exclusive agent for the Fund in sale of its shares. The Distributor shall be a selling agent for the Fund in all jurisdictions that require the shares of the Fund to be sold through broker-dealers and/or issuer-dealers. In those jurisdictions, however, the Fund may also sell shares through other broker-dealers. Also, where permitted by law the Fund will sell its shares directly to the public.

      3. The Fund hereby authorizes the Distributor to sell its shares in accordance with the following schedule of prices;

      The applicable price will be the net asset value per share next effective after receipt and acceptance by the Fund of a proper offer to purchase, determined in accordance with the Declaration of Turst, By-Laws, Registration Statement and
      Prospectus of the Fund.

      4. Orders for the purchase of shares placed by the Distributor shall be subject to the provisions of paragraphs (f) and (g) of Section 26 of the Rules of Fair Practice of the NASD, the provisions of which are hereby incorporated by reference.

      5. The Fund agrees to prepare and file registration statements with the Securities and Exchange Commission and the Securities Departments of the various states and other jurisdictions in which the shares may be offered, at its own expense, and do such other things and to take such other actions as may be mutually agreed upon by and between the parties as shall be reasonably necessary in order to effect the registration and the sale of the Fund's shares. The Distributor shall cooperate with the Fund in the Preparation and filing of applications for registration and qualification of the shares under applicable law.

      6. At its own expense, the Fund shall print and provide the Distributor with such quantities of its current Prospectus, Statements of Additional Information and reports to stockholders as the Distributor may reasonably request in connection with its responsibilities under this Agreement.

      7. Normally, the Fund shall not exercise any direction or control over the time and place of solicitation, the persons to be solicited, or the manner of solicitation; but the Distributor agrees that solicitations shall be in a form acceptabe to the Fund and shall be subject to such terms and conditions as may be prescribed from time to time by the Fund, the Registration Statement, the Prospectus, the Articles of Incorporation, and By-Laws, and shall not violate any provision of the laws of the Untied States or any jurisdictions to which solicitations are subject, or violate any rule or regulation promulgated by any lawfully constituted authority to which the Fund or Distributor may be subject.

      8. (a) The Fund appoints and designates the Distributor as agent of the Fund and the Distributor accepts such appointment as such agent, to repurchase shares of the Fund in accordance with the provisions of the Articles of Incorporation and its By-Laws. The Distributor shall not be the exclusive agent for repurchase of shares.

           (b) In connection with such redemptions or repurchases the Fund authorizes and designates the Distributor to take any action, to make any adjustments in net asset value, and to make any arrangements for the payment of the redemption or repurchase price authorized or permitted to be taken or made in accordance with the Investment Company Act of 1940 and as set forth in the By-Laws and then current Prospectus.

           (c) The authority of the Distributor under this paragraph 8 may, with the consent of the Fund, be redelegated in whole or in party to another person or firm.

           (d) The authority granted in this paragraph 8 may be suspended by the Fund at any time or from time to time pursuant to the provisions of its Articles of Incorporation until further notice to the Distributor. The President or Secretary of the Fund shall have the power granted by said provisions. After any such suspension the authority granted to the Distributor by this paragraph 8 shall be reinstated only by a written instrument executed by the Fund's President or Secretary.

      9. The Distributor shall keep and maintain adequate records in respect of its activities which further the sale of shares.

      10. The Distributor agrees that it will not place orders for more shares than are required to fill the requests received by it as agent of the Fund and that it will expeditiously transmit all such orders to the Fund.

      11. This Agreement shall become effective April 1, 1999 and shall continue in effect for a period of more than one year from its effective date only as long as such continuance is approved, at least annually, by the Board of Trustees of the Fund, including a majority of those Trustees who are not "interested persons" of any party to this Agreement voting person at a meeting called for the purpose of voting or such approval. This Agreement may be terminated by either party hereto upon thirty (30) days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment by the Distributor unless the United States Securities and Exchange Commission has issued an order exempting the Fund and Distributor from the provisions of the Investment Company Act of 1940, as amended, which would otherwise have effected the termination of this Agreement.

      12. No amendment to this Agreement shall be executed or become effective unless its terms have been approved: (a) by a majority of the trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (b) by a majority of those trustees who are not interested persons of the Fund or of any party to this Agreement.

      13. The Fund and the Distributor hereby each agree that all literature and publicity issued by either of them referring directly or indirectly to the Fund or to the Distributor shall be submitted and receive the approval of the Fund and the Distributor before the same may be used by either party.

      14. The Distributor agrees to use its best efforts in effecting the sale and public distribution of the shares of the Fund and to perform its duties in redeeming the shares of the Fund, but nothing contained in this Agreement shall make the Distributor or any of its officers and trustees or shareholders liable for any loss sustained by the Fund or the Fund's officers, trustees or shareholders, or by any other person on account of any act done or omitted to be done by the Distributor under this Agreement; provided, that nothing herein contained shall protect the Distributor against any liability to the Fund or to any of its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties as Distributor or gross negligence in the performance of its duties as Distributor or by reason of its reckless disregard of its obligations or duties as Distributor under this Agreement. Nothing in this Agreement shall protect the Distributor from any liabilities which it may have under the Securities Act of 1933 or the Investment Company Act of 1940.

      15. As used in this Agreement the terms `interested persons," "assignment," and "majority of the outstanding voting securities" shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect.

      16. This Agreement shall be construed in accordance with the Laws of the Commonwealth of Pennsylvania, except to the extent such laws are preempted by the Investment Company Act of 1940.

      17. Any notice required to be given thereunder shall be sent via first class mail to the address of the party as set forth above.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers of the day and year above written.

Attest:                                   The Berwyn Funds


Kevin M. Ryan                             Robert E. Killen
Secretary                                 President


Attest:                                   Berwyn Financial Services, Inc.


Edward A. Killen                          Kevin M. Ryan
Secretary                                 President